EXHIBIT 10.5



                                 PLAN DOCUMENT

                  KEY EMPLOYEE QUARTERLY CASH PROFIT SHARING
                             INCENTIVE PROGRAM

                                FISCAL YEAR 1997




CONTENTS:


1.   PURPOSE OF THE PROGRAM

2.   PARTICIPATION

3.   QUARTERLY BONUS AMOUNT

4.   PAYMENT

5.   DEFINITIONS

6.   EXAMPLE

7.   ADMINISTRATION

8.   NO ALIENATION, ASSIGNMENT OR ENCUMBERMENT OF PAYMENTS

9.   TERMINATION OR AMENDMENT OF THE PROGRAM

10.  NO EMPLOYMENT CONTRACT

11.  PLACE OF ADMINISTRATION; APPLICABLE LAWS



       EXAR KEY EMPLOYEES QUARTERLY CASH PROFIT SHARING INCENTIVE PROGRAM
                              FOR FISCAL YEAR 1997

     The Board, at its June 11, 1996 meeting, approved in concept an incentive profit sharing program for those key employees of Exar Corporation who are not eligible to participate in one of the other incentive compensation plans sponsored by Exar Corporation.

     This document formalizes the Fiscal Year 1997 Exar Key Employees Quarterly Cash Profit Sharing Incentive Program under the following terms and conditions.


     1.  PURPOSE OF THE PROGRAM

         The Fiscal Year 1997 Exar Key Employees Quarterly Cash Profit Sharing Incentive Program (the "Program") is established effective April 1, 1996, to create additional incentives for eligible employees of Exar Corporation ("Exar") by awarding eligible employees a share of Exar's quarterly pre-tax profits under the terms of the Program.

     2.  PARTICIPATION

         Eligibility for this Program is determined by the recommendations of senior management and the approval of the President and Board of Directors. Participants in this program will not be eligible to participate in any other cash incentive plan, including, but not limited to, the Sales Incentive Program or the Employee Cash Profit Sharing Program, or the Executive Incentive Compensation Program. The Board of Directors of Exar Corporation retains the right, in its sole discretion, to determine eligibility under the Program.

         To be eligible to participate in the Program for a specific Quarter, an eligible employee must be on Exar's payroll as an active full-time employee
(i) for 45 calendar days preceding the first day of the Quarter, (ii) on the first workday of the Quarter, (iii) on the last workday of the Quarter, and
(iv) on the date of payout. Eligible employees who are on an approved disability or medical leave on any of the dates specified in (i), (ii), (iii) or
(iv), above, shall be deemed to be on the payroll on such date, provided, however, that payments for a Quarter to eligible employees who are on such approved medical or disability leave at any time during such Quarter shall be subject to a pro rata reduction, as provided in Paragraph 3. If an employee who is otherwise eligible to participate for a Quarter dies prior to the last workday of the Quarter, the beneficiary or estate, as the case may be, of such eligible employee shall be eligible to receive payments for the Quarter equal to a pro rata portion of the payments to which the eligible employee otherwise would have been entitled if he or she had not died. Such after-death pro rata payments shall be calculated in a manner similar to the calculation of pro rata payments for eligible employees on approved medical or disability leave.

     3.  QUARTERLY BONUS AMOUNT

         The Program will be funded for a Quarter only if the pre-tax profits for the Quarter exceed the target threshold amount for that Quarter. If such target threshold amount is exceeded for the Quarter, a bonus pool for payments will be established. The bonus pool for a Quarter shall be equal to a designated percentage of the amount by which the pre-tax profits for the Quarter (which includes the expense for the Program and other incentive plans sponsored at least annually, but more frequently if the Board so determines, the target threshold amount and the designated percentage applicable for each Quarter.

         Each employee who is eligible to participate in the Program for a Quarter shall receive a payment from the Program equal to such eligible employee's pro rata share of the bonus pool determined for that Quarter. Each eligible employee's pro rata share shall be determined by multiplying the bonus pool by the ratio that such eligible employee's Salary for the Quarter bears to the total Salary of all such eligible employees for the Quarter.

         The Salary for any eligible employee who is on an approved medical or disability leave for a portion of the Quarter shall be reduced pro rata for calculating the amount of such eligible employee's payment from the Program, as follows. The pro-rated Salary shall be equal to the eligible employee's unreduced Salary for the Quarter multiplied by the ratio that the (i) number of weeks in the Quarter reduced by the number of whole weeks the eligible employee was on approved medical or disability leave for the Quarter bears to (ii) the number of whole weeks in the Quarter. For this purpose, (i) three or more days shall be treated as a whole week, (ii) fewer than three days shall not be counted as a week, and (iii) each Quarter shall be deemed to have 13 weeks. It is intended that an otherwise eligible employee who is on an approved medical or disability leave for an entire Quarter will receive no payment under the Program for such Quarter. It also is intended that if any eligible employee who dies before the last workday of a Quarter also was on an approved medical or disability leave prior to the date of death, such eligible employees reduced pro rata Salary for the Quarter shall be calculated by taking into account both the reduction as a result of the approved medical or disability leave and the death of the eligible employee.

     4.  PAYMENT

         Payments for each Quarter will be paid to each eligible employee for that Quarter no later than the next payroll following thirty (30) days after the end of the Quarter. Payments made under the Program are subject to all required federal, state and local withholding.

         If an eligible employee entitled to a payment from the Program dies before receiving such payment, Exar shall make such payment to the eligible employee's designated beneficiary, or to the eligible employee's estate if no beneficiary is designated, on the date payments are made to other eligible employees.

     5.  DEFINITIONS
         For all purposes under the Program the following definitions shall apply:

         a. "Board" shall mean the Board of Directors of Exar Corporation or the Compensation Committee of the Board, if so designated by the Board.

         b. "Full-time employee" shall mean an employee regularly working 40 or more hours per week. "Full-time employee" shall exclude (i) employees working on a part-time schedule of fewer than 40 hours per week; (ii) temporary employees whose duration of employment will end on a predetermined date, regardless of the number of hours worked per week; and (iii) individuals who work on a contract or consultant basis.

         c. "Quarter" shall mean each fiscal quarter in Exar's fiscal year. The first day of each Quarter shall be April 1, July 1, October 1 and January 1.

         d. "Salary" shall mean an eligible employee's compensation for purposes of calculating payments under the Program and shall mean the base pay of the eligible employee determined as of the first day of the relevant Quarter and shall exclude any compensation in excess of base pay, such as overtime, bonuses, lead or shift pay, or any other allowances.

     6.  EXAMPLE

         a.   Pool Funding

         The operation of the Program is illustrated by the following example:

         Assume for fiscal year 19XX that the Board has determined that the annual pre-tax profit target threshold amount for the Program is $20 million, or $5.0 million each Quarter. Further assume that the Board has determined that the Key Employee Profit Sharing will commence funding with 96% of the first $50K above the quarterly pre-tax profit threshold. This amounts to $48,000. Additional funding of this pool will be made when quarterly pre-tax profit exceeds the threshold plus $50,000. The additional funding will be 48% of pre-tax profit plus the $50,000. Maximum funding of this pool will be determined according to the percentage of pretax profit achievement within the rage of 85% to 115% of the pre-tax profit from the approved, annual financial plan.


RESTATED:
                                                FIRST POOL      SECOND POOL
                                                 FUNDING          FUNDING

         Actual Performance                     $6,000,000      $6,000,000
         First Pool Threshold                  (5,550,000)

         Difference subject to Pool
           Calculation                             450,000
         1st Pool Funding
         96% of 1st 50 over threshold
                 (.96 X 50,000)                   (48,000)

         Second Pool Threshold                                *($5,600,00)
         Diff                                                      400,000
         Second Pool Funding
                 (48% of Second Pool Threshold)
                 (.48  X  $400K)                                   192,000

         Total Pool
                             (Not to Exceed Cap, see Table         240,000
                                  on Max Pool Payout)

         *   Second Pool Funding Threshold is $50K
              Greater than First Pool Funding Threshold

         b.   Individual Payout Calculation

              Individuals selected and approved for participation in the Key Employee Profit Sharing Program will participate at a pre-determined annual level. This is referred to as the annual target award percentage and will be either 15%, 20% or 25%. The annual target award dollar amount will be that percentage times the individuals annual base salary as of March 31, prior to the beginning of the plan year. For participating employees whose date of hire is after March 31st, their starting annual base salary will be used, but any payout will be on a pro-rated basis.

              As an example of a quarterly payout calculation, assume that the company met the quarterly financial plan for pre-tax profit at exactly 100%. Further assume the participant's annual base salary was $100,000 and had a target award of 20%. The quarterly payout would be $5,000
($100,000 x .20 / 4) annual salary x % target / 4 quarters.

              As a second example, the company achieved 85% of the financial plan. According to the table (see attachment), the pool will only be funded at 50%. Using the example in the above paragraph, the individual participant will receive half the amount, $2,500 for the quarter, $100,000 x .20 / 4 quarters x % pool funding.

     7.  ADMINISTRATION

         The Program shall be administered by the President and Chief Financial Officer of Exar. Any determination made by Exar in interpreting the Program shall be final and binding upon all persons having an interest in the Program.

     8.  NO ALIENATION, ASSIGNMENT OR ENCUMBERMENT OF PAYMENTS

         An eligible employee's interest in the program may not be eliminated, assigned or encumbered, other than as provided in Paragraph 4 with respect to payments to a beneficiary or an estate following the death of an eligible employee.

     9.  TERMINATION OR AMENDMENT OF THE PROGRAM

         The Board of Directors of Exar may terminate or amend the Program for any purpose; provided, however, that no such termination or amendment shall be effective for a Quarter which has ended prior to the time that the action to terminate or amend the Program is taken.

     10. NO EMPLOYMENT CONTRACT

         The adoption and maintenance of the Program shall not be deemed to be a contract of employment between Exar and any of its employees. Nothing in the Program shall give any employee of Exar the right to be retained in Exar's employ or to interfere with Exar's right to discharge any employee at any time.

     11. PLACE OF ADMINISTRATION; APPLICABLE LAWS

         The place of administration of the Program shall conclusively be deemed to be within the State of California, and the Program and the provisions hereof shall be governed by and construed in accordance with the substantive laws of the State of California.